UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 23, 2004

MSC.SOFTWARE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-8722	95-2239450
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 MacArthur Place Santa Ana, California		92707
(Address of Principal Executive Offices)		(Zip Code)

(714) 540-8900
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                       Entry into a Material Definitive Agreement

On September 23, 2004, Louis Greco resigned as the Executive Vice President, Chief Financial Officer and Corporate Secretary of MSC Software Corporation (the “Company”).

On September 23, 2004, the Company and Mr. Greco entered into an Employment Separation and General Release Agreement (the “Separation Agreement”).  Under the Separation Agreement, Mr. Greco resigned and agreed, among other things, to release the Company from all claims, keep confidential information concerning the Company and not to solicit the Company’s customers and certain of its employees during the term of the Consulting Agreement (as defined below) and for a period of one year thereafter.  The Company agreed, among other things, to pay Mr. Greco a cash severance payment of $300,000 and pay for Mr. Greco’s continued medical coverage during the period (not to exceed 18 months) that the Company is required to continue medical coverage to Mr. Greco pursuant to the Consolidated Omnibus Budget Reconciliation Act.  The Company also accelerated the vesting of Mr. Greco’s outstanding and otherwise unvested options to purchase shares of the Company’s common stock and confirmed that the termination of employment/services rules applicable to those options generally would not be triggered until the expiration of the Consulting Term under the Consulting Agreement.

On September 23, 2004, the Company and Mr. Greco also entered into a Consulting Agreement (the “Consulting Agreement”).  Under the Consulting Agreement, Mr. Greco was engaged as a consultant for a three-year period (the “Consulting Term”) to provide advice to and consultation with the Company with respect to, among other things, business strategy, marketing, litigation, finance and administration.  For his services, Mr. Greco will receive a monthly consulting fee of $25,511 during the first 18 months of the Consulting Term and $28,511 during the last 18 months of the Consulting Term.  Mr. Greco agreed, among other things, not to compete with the Company during the Consulting Term.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MSC.SOFTWARE CORPORATION
(Registrant)

		By:	/s/ FRANK PERNA, JR.
Date:	September 29, 2004		FRANK PERNA, JR.
Chairman of the Board and Chief Executive Officer